PRESS RELEASE

Contact: Barry Murov, 636-733-1303 barrym@relivinc.com

For immediate release

Reliv International Receives Notice from Nasdaq

CHESTERFIELD, Mo., June 15, 2009 – Reliv International, Inc. (NASDAQ:RELV), a nutritional supplement and direct selling company, today announced it received a letter from Nasdaq on June 11, 2009, stating that Reliv is no longer in compliance with Nasdaq’s independent director requirement under Listing Rule 5605.

Under Nasdaq rules, independent directors must comprise a majority of a company’s board.  Reliv recently announced the resignation of an independent director, Patrick Doherty, from its board and also said it has initiated a search to replace Mr. Doherty.

Reliv’s board is currently comprised of eight directors, four of whom qualify as independent.

Under the Nasdaq Listing Rule, Reliv has one year from Mr. Doherty’s resignation on May 27, 2009, or by the date of Reliv’s next annual shareholders’ meeting, to regain compliance with the independent director requirement.  Reliv’s next annual meeting is scheduled for May 27, 2010, and the company expects to comply with the Nasdaq Listing Rule by that date.

About Reliv

Reliv International, Inc., based in Chesterfield, Mo., is a developer, manufacturer and marketer of a proprietary line of nutritional supplements.  Reliv supplements address essential daily nutrition, weight loss and targeted solutions such as energy and performance enhancement, digestive health, women’s health and anti-aging.  Reliv sells its products through an international network marketing system of approximately 68,680 independent distributors.  Additional information about Reliv International, Inc. can be obtained on the Web at www.reliv.com.

# # #